Exhibit 99.4

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Targus Information Corporation

Nine Months Ended September 30, 2011 and 2010

Targus Information Corporation

Condensed Consolidated Financial Statements

Contents

Financial Statements

Condensed Consolidated Balance Sheets as of December 31, 2010 and September 30, 2011 (Unaudited)	1
Unaudited Condensed Consolidated Statements of Operations for the Nine Months Ended September 30, 2011 and 2010	2
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2011 and 2010	3
Notes to Unaudited Condensed Consolidated Financial Statements	4

Targus Information Corporation

Condensed Consolidated Balance Sheets

	September 30 2011	December 31 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,605,271	$9,839,478
Accounts receivable, net of allowance for doubtful accounts of $1,710,219 and $964,408 at September 30, 2011 and December 31, 2010, respectively	29,019,778	25,756,119
Prepaid income taxes	—	2,376,276
Prepaid expenses and other current assets	1,863,387	1,525,936
Deferred tax asset, current portion	3,076,602	1,460,387
Deferred financing costs, current portion	1,545,938	1,644,558

Total current assets	58,110,976	42,602,754

Restricted cash	843,479	263,171
Property and equipment, net	5,252,928	5,522,577
Intangible assets, net	3,954,733	4,590,314
Deferred tax asset, net of current portion	1,729,817	1,894,091
Deferred financing costs, net of current portion	4,679,196	5,822,537

Total assets	$74,571,129	$60,695,444

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$1,617,068	$3,071,335
Accrued expenses	9,581,683	8,738,907
Deferred revenues	5,784,686	6,261,515
Deferred rent, current portion	367,000	476,445
Loan payable, current portion	16,406,250	13,125,000

Total current liabilities	33,756,687	31,673,202

Deferred rent, net of current portion	1,227,586	1,021,754
Loan payable, net of current portion	148,750,000	161,875,000

Total liabilities	183,734,273	194,569,956

Stockholders’ deficit:
Common stock, $0.01 par value, 15,707,830 shares authorized; 12,629,970 and 12,606,570 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	126,300	126,066
Additional paid-in capital	2,072,580	—
Accumulated deficit	(111,362,024)	(134,000,578)

Total stockholders’ deficit	(109,163,144)	(133,874,512)

Total liabilities and stockholders’ deficit	$74,571,129	$60,695,444

See accompanying notes.

Targus Information Corporation

Unaudited Condensed Consolidated Statements of Operations

	Nine Months Ended September 30
	2011	2010

Revenues	$113,225,412	$94,353,647

Operating expenses:
Cost of sales	18,293,412	17,047,853
Sales and marketing	21,675,593	17,984,340
Research and development	5,749,644	5,278,764
General and administrative	15,185,510	14,388,668
Depreciation and amortization	2,885,252	3,030,413

Total operating expenses	63,789,411	57,730,038

Operating income	49,436,001	36,623,609

Other income (expense), net:
Interest and other income	4,842	196,376
Interest expense	(10,454,241)	(1,008)

Total other income (expense), net	(10,449,399)	195,368

Income before income taxes	38,986,602	36,818,977
Income tax expense	16,348,048	13,790,309

Net income	$22,638,554	$23,028,668

See accompanying notes.

Targus Information Corporation

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30
	2011	2010

Cash flows from operating activities
Net income	$22,638,554	$23,028,668
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,885,252	3,030,413
Amortization of deferred financing costs	1,241,961	—
Deferred income taxes	(1,451,941)	350,814
Stock compensation expense	1,938,874	1,509,240
Changes in operating assets and liabilities:
Accounts receivable	(3,263,659)	(5,930,087)
Prepaid income taxes	2,376,276	(1,302,245)
Prepaid expenses and other assets	(337,451)	7,070,830
Employee notes receivable	—	4,224
Accounts payable	(1,454,267)	883,968
Accrued expenses	842,776	(6,518,568)
Deferred revenues	(476,829)	2,139,711
Deferred rent	96,387	(296,591)

Net cash provided by operating activities	25,035,933	23,970,377

Cash flows from investing activities
Purchases of property and equipment	(1,980,022)	(1,737,281)
Changes in restricted cash	(580,308)	—

Net cash used in investing activities	(2,560,330)	(1,737,281)

Cash flows from financing activities
Repayment of loan payable	(9,843,750)	—
Proceeds from exercise of common stock options	133,940	386,360

Net cash (used in) provided by financing activities	(9,709,810)	386,360

Net increase in cash and cash equivalents	12,765,793	22,619,456
Cash and cash equivalents at beginning of period	9,839,478	64,064,869

Cash and cash equivalents at end of period	$22,605,271	$86,684,325

Supplemental information
Cash paid for interest	$9,278,994	$1,008

Cash paid for income taxes	$14,718,715	$14,762,582

See accompanying notes.

Targus Information Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2011 and 2010

1. Organization and Basis of Presentation

Description of Business and Organization

Targus Information Corporation (the Company) was incorporated in Nevada in December 1992 and commenced operations in early 1993. A wholly owned subsidiary, Amacai Information Corporation (Amacai), was incorporated in Delaware and was formed in October 2001. In May 2005, the Company reincorporated in Delaware. This reincorporation was effected via the formation of a Delaware company, also named Targus Information Corporation, into which the Nevada-incorporated company was merged.

The Company provides real-time information services to customers in the United States to help them more productively process customer and prospect transactions. The Company links virtually every household and business telephone number in the U.S. with information including name, postal address, predictive household buying-behavior scores, and locator information. This information is used by customers for applications including identity and address verification, call routing to the nearest franchise or retail location, and caller ID delivered by competitive local telephone exchange carriers.

Amacai compiles information found in white- and yellow-page phone directories, validates this data using the Company’s central name and address database, and licenses its use to direct marketers and other third-party providers of household and business information. As of January 1, 2007, Amacai de Costa Rica, S.A. (Amacai-CR) became a wholly owned subsidiary of Amacai.

The Company wholly owns a subsidiary, Murex Licensing Corporation (MLC), which was purchased from Murex Securities Ltd. (Ireland) in September 2005. MLC licenses certain Company-owned patents to third parties for telephone-based information applications.

The Company also wholly owns a subsidiary, Murex Securities (Cayman) Ltd., which holds the non-U.S. patent rights associated with the 2005 patent purchase from Murex Securities Ltd. (Ireland).

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011. The consolidated balance sheet at December 31, 2010 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. For further information, refer to the Company’s audited consolidated financial statements and footnotes for the year ended December 31, 2010.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses in the reporting periods. Actual results could differ from those estimates.

Targus Information Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2011 and 2010

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents consist of investments in money market accounts and are recorded at fair value using Level 1 methodology as described under “Fair Value Measurements” below.

Restricted Cash

Restricted cash consists of letters of credit as required by the Company’s lease agreements for corporate office space.

Fair Value Measurements

Fair value is defined as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. There is a three-tier fair value hierarchy, which categorizes the inputs used in measuring fair value. These tiers include:

•	Level 1 – defined as observable inputs such as quoted prices in active markets.

•	Level 2 – defined as inputs other than quoted prices in active markets that are either directly or indirectly observable.

•	Level 3 – defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Company evaluates assets and liabilities subject to fair value measurements on a recurring and nonrecurring basis to determine the appropriate level at which to classify them for each reporting period. This determination requires the Company to make significant judgments.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years. Leasehold improvements are amortized over the shorter of the useful life or remaining lease term.

Intangible Assets

Intangible assets with estimable useful lives are amortized over their respective estimated useful lives. The Company evaluates impairment of its intangible assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The carrying value of an intangible asset is considered impaired when the total projected undiscounted cash flows from such asset are separately identifiable and are less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the intangible asset. Fair market value is determined primarily using the projected cash flows from the asset discounted at a rate commensurate with the risk involved.

Revenue Recognition

The Company recognizes revenues when persuasive evidence of an agreement exists, the terms are fixed or determinable, services are performed, and collection is reasonably assured. The Company’s contracts provide for a guaranteed monthly minimum fee supplemented by fees for transactions above contracted minimum amounts. The minimum fee is recognized monthly, and the transaction fees in excess of the monthly minimums are recognized as the services are performed. The Company also receives annual technology fees from certain customers associated with access to intellectual property, standard technical support, emergency 24-hour support, and system upgrades on a when-and-if-available basis. Such technology fees are recorded ratably across the service period, which is usually 12 months.

Targus Information Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2011 and 2010

Amacai derives revenues from the online delivery of data for direct marketing purposes, which are recorded upon delivery of such data. Revenues associated with engagements requiring periodic updates of data over the course of the service period, where cash is received or collectible in advance, are recorded as deferred revenues, and recognized ratably over the service period.

The allowance for doubtful accounts reflects the Company’s estimate of credit exposure, determined principally on the basis of its collection experience, aging of its receivables, and individual account credit risks. The Company’s allowance for doubtful accounts was $1,710,219 and $964,408 as of September 30, 2011 and December 31, 2010, respectively.

Income Taxes

The Company accounts for income taxes using the liability method. Deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities (i.e., temporary differences) and are measured at the enacted rates that will be in effect when these differences are realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the measurement date. If necessary, a valuation allowance is established to reduce deferred tax assets to the amount that is more likely than not to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

The Company assesses uncertain tax positions in accordance with income tax accounting standards. Under these standards, income tax benefits should be recognized when, based on the technical merits of a tax position, the Company believes that if a dispute arose with the taxing authority and were taken to a court of last resort, it is more likely than not (i.e., a probability of greater than 50%) that the tax position would be sustained as filed. If a position is determined to be more likely than not of being sustained, the reporting enterprise should recognize the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the taxing authority. The Company’s practice is to recognize interest and penalties related to income tax matters in income tax expense.

Recently Adopted Accounting Pronouncements

In September 2009, the Financial Accounting Standards Board (FASB) ratified Accounting Standard Update (ASU) 2009-13, Revenue Recognition Topic 605 – Multiple-Deliverable Revenue Arrangements (ASU 2009-13). Under this guidance, when vendor-specific objective evidence or third-party evidence for deliverables in a multiple-element arrangement cannot be determined, the Company will be required to develop a best estimate of the selling price for separate deliverables and allocate arrangement consideration using the relative selling price method. The Company adopted ASU 2009-13 on a prospective basis for arrangements entered into or materially modified on or after January 1, 2011.

During 2010 and the nine months ended September 30, 2011, the Company’s multiple-element arrangements consisted of certain customer arrangements that included annual technology fees that provided the customer with access to intellectual property, standard technical support, emergency 24-hour support, and system upgrades on a when-and-if-available basis. These customer technology support services were not considered a separate deliverable that provides stand-alone value to the customer and such fees were deferred and recognized as revenue ratably over the service period, which is usually 12 months. Accordingly, the adoption of ASU 2009-13 did not have a material effect on the Company’s revenue recognized for the nine months ended September 30, 2011. Assuming the adoption of ASU 2009-13 on a prospective basis for arrangements entered into or materially modified on or after January 1, 2010, revenue recognized for the nine months ended September 30, 2010 would not have been materially different.

Recent Accounting Pronouncements Not Yet Adopted

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income, to improve the comparability, consistency, and transparency of financial reporting and increase the prominence of items reported in other comprehensive income (OCI). The amendments to this standard require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Under either method, adjustments must be displayed for items that are reclassified from OCI to net income, in both net income and OCI. The standard does not change the current option for presenting components of OCI gross or net of the effect of income taxes, provided that such tax effects are presented in the statement in which OCI is presented or disclosed in the notes to the financial statements. Additionally, the standard does not affect the calculation or reporting of earnings per share. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 and are to be applied retrospectively, with early adoption permitted. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

Targus Information Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2011 and 2010

3. Property and Equipment

Property and equipment consisted of the following:

	September 30 2011	December 31 2010

Computer equipment	$11,093,784	$9,696,620
Purchased software	2,280,465	2,253,018
Furniture and fixtures	1,352,133	1,341,759
Leasehold improvements	4,689,451	4,149,901

	19,415,833	17,441,298
Accumulated depreciation and amortization	(14,162,905)	(11,918,721)

Total property and equipment, net	$5,252,928	$5,522,577

4. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s net deferred income taxes consisted of the following at September 30, 2011 and December 31, 2010:

	September 30 2011	December 31 2010
Deferred tax assets:
Allowance for doubtful accounts	$139,301	$137,318
Accrued vacation	354,619	244,562
Deferred rent	613,273	565,369
Depreciation and amortization	1,729,817	1,894,091
Accrued sales tax and interest	464,942	513,138
Accrued bonus	539,230	—
Accrued 401k employer contribution	444,535	—
Federal benefit of accrued state tax liability	520,702	—

Total deferred tax assets	$4,806,419	$3,354,478

A summary of the components of the Company’s income tax expense for the nine months ended September 30, 2011 and 2010 is as follows:

	2011	2010

Current	$17,799,989	$13,439,496
Deferred	(1,451,941)	350,813

Total income taxes	$16,348,048	$13,790,309

The Company did not recognize interest or penalties related to income tax as of and for the nine months ended September 30, 2011 and 2010. The Company does not have an accrual for uncertain tax positions as of September 30, 2011 and December 31, 2010.

The Company files income tax returns in the United States Federal jurisdiction and in many state and foreign jurisdictions. Certain tax years remain open to examination by the major taxing jurisdictions to which the Company is subject. Management does not currently believe that the audit of its tax returns, if any, will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Targus Information Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2011 and 2010

5. Commitments and Contingencies

Operating Leases

The Company has various noncancelable operating leases for various office facilities and equipment. Lease terms are generally 36 months for equipment and 60 months for facilities. Future minimum lease payments as of September 30, 2011 under these operating lease commitments, including payments related to certain other escalation clauses, are as follows:

Period ending:
2011	$885,550
2012	2,723,228
2013	3,574,059
2014	3,567,825
2015	2,948,838
Thereafter	14,878,554

Total	$28,578,054

Rent expense was $2,987,408 and $2,529,985 for the nine months ended September 30, 2011 and 2010, respectively.

Litigation

The Company is involved in claims and lawsuits incidental to the ordinary course of business. While the outcome of these claims and lawsuits cannot be predicted with certainty, management of the Company does not believe the ultimate resolution of these matters will have a material adverse effect on the Company’s consolidated financial position.

Sales Taxes

In early 2010, the Company learned that the delivery of certain information services to customers located in five states could be subject to sales taxes. Such taxes had never been collected from these customers nor had they been remitted by the Company to the taxing authorities in these states. In light of these facts, in 2009 the Company recorded a loss contingency of $1,349,000 comprised of $1,140,000 in uncollectible sales tax (recorded as general and administrative expense) and $209,000 in interest expense related to amounts deemed unlikely to be collected from customers.

Since the initial analysis, the Company has determined that an accrual for sales tax is not required in two of the five states included in the sales tax accrual as of December 31, 2009. Additionally, the Company has updated its analysis of sales tax exposures in the remaining three states, and has increased the accrual for those states. As a result of the updated analysis, no significant change to the overall sales tax accrual has been recorded as of December 31, 2010.

As of September 30, 2011 and December 31, 2010, the Company has accrued $1,205,000 and $1,411,000, respectively, for potential sales tax and interest due on sales prior to and including 2010. The ultimate resolution of this matter could result in a loss of up to $1,000,000 in excess of the amount accrued if the states conclude that sales tax is due on certain sales excluded from the Company’s analysis.

The Company made payments for the nine months period ended September 30, 2011 totaling approximately $206,000 to these states related to prior-period sales taxes and interest.

6. Term Loan and Revolving Credit Line

In December 2010, the Company entered into a credit agreement with a syndicate of commercial banks and other lenders providing for the extension of certain credit facilities (the Credit Facilities). The Credit Facilities included a $175 million, six-year term loan and a $15 million, five-year revolving credit line, both facilities being collateralized by substantially all of the assets of the Company and guaranteed by its subsidiaries. The credit agreement requires that the Company comply with certain consolidated total leverage ratio and fixed charge coverage ratio covenants beginning in 2011.

Targus Information Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2011 and 2010

The term loan accrues interest at either (i) the base rate (equivalent to the highest of the London Interbank Offered Rate (LIBOR), the prime rate, or the federal funds rate) plus a margin of 4.25%, or (ii) LIBOR plus a margin of 5.25%, such interest-rate method being elected by the Company. LIBOR applicable to the term loan is set at a minimum of 1.75%. The interest rate per annum under the term loan is LIBOR plus 5.25%, or 7.00% as of September 30, 2011.

The revolving credit line accrues interest at either (i) the base rate (equivalent to the highest of LIBOR, the prime rate, or the federal funds rate) plus a margin between 2.25% and 3.25%, or (ii) LIBOR plus a margin between 3.25% and 4.25%. The amount of such margin depends on the Company’s consolidated total leverage ratio, while the interest-rate method used is elected by the Company. In addition, the Company pays a nonrefundable commitment fee on any unused portion of the revolving credit line at a rate per annum ranging from 0.625% to 0.75%.

The Company may prepay the term loan in whole or in part at any time without premium or penalty, except that prepayment of the term loan for any reason on or prior to December 29, 2012, shall be subject to an additional premium due. Such premium shall be equal to the prepayment amount multiplied by 2% if made on or prior to December 29, 2011, or the prepayment amount multiplied by 1% if made after December 29, 2011, but on or prior to December 29, 2012.

As of September 30, 2011, the scheduled principal repayments for the remainder of the term loan are as follows:

2011	$3,281,250
2012	17,500,000
2013	17,500,000
2014	17,500,000
2015	17,500,000
2016	91,875,000

Total	$165,156,250

Beginning in April 2012, the Company is required to make additional prepayments of term loan principal in the amount of 50% of excess cash flow generated during the prior calendar year. Excess cash flow is defined as the excess of consolidated net income (adjusted for non-cash charges and changes in working capital) over the amount of cash used for capital expenditures, permitted acquisitions, and scheduled principal repayments. The obligation to make these additional prepayments of principal is eliminated when the Company’s consolidated leverage ratio is less than 2.0.

7. Subsequent Events

On October 10, 2011, the Company entered into a definitive agreement under which NeuStar, Inc. (NeuStar) would acquire all of the outstanding common stock of the Company for a purchase price of approximately $650 million plus certain purchase price adjustments (the Merger). Unvested incentive stock options held by Company employees were assumed by NeuStar. As part of this transaction, the Company first acquired all of the outstanding common stock of its Amacai subsidiary by converting all outstanding Amacai stock and options to their Company equivalents at an exchange ratio of 0.12068. In addition, the merger agreement provided that the Company’s term loan would be retired via payment of outstanding principal, interim interest, and prepayment penalty. The Merger closed on November 8, 2011.

The Company has evaluated subsequent events through December 19, 2011, which is the date these condensed consolidated financial statements for the period ended September 30, 2011, were issued. No material subsequent events have occurred during the period from September 30, 2011 to December 19, 2011, that would require recognition or additional disclosure in the condensed consolidated financial statements.